Exhibit 99.1

EMPIRE State Realty Trust Announces Acquisition of
prime retail asset in williamSburg, brooklyn,

as part of capital recycling program

New York, New York, October 2, 2023 -- Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), announced that it recently closed on the acquisition of two adjacent properties located at the northeast corner of North 6th Street and Wythe Avenue in the Williamsburg neighborhood of Brooklyn, New York, for an aggregate purchase price of $26.4 million. The properties, which were 100% leased as of September 30, 2023, have an aggregate square footage of 11,000 square feet, comprised of 5,600 square feet of retail space with a weighted average lease term of 7.7 years, and six free-market residential units.

The transaction was funded by proceeds from a recent non-core asset disposition in a 1031, tax deferred exchange, and cash from the Company’s balance sheet. ESRT has now successfully recycled 100% of the proceeds from its divestiture of several suburban office buildings and the Westport Main Street retail assets through 1031, tax deferred exchanges.

“Consistent with our previously stated plan to add well-located NYC assets and recycle out of select non-core assets through 1031 exchanges, we are excited to add these two properties in a highly desirable section of Brooklyn,” stated Anthony E. Malkin, Empire State Realty Trust’s Chairman, President, and Chief Executive Officer. “This transaction further expands our retail and multifamily portfolios with properties that are well-located in the heart of Williamsburg. Williamsburg is now among the most popular retail markets in New York City, and North 6th street specifically has seen very significant retail absorption over the last decade.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT) is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the iconic Empire State Building – “the World’s Most Famous Building” – and the newly reimagined Empire State Building Observatory that was named #1 attraction in the US for the second year in a row, in Tripadvisor’s 2023 Travelers’ Choice Awards: Best of the Best. The Company is a leader in healthy buildings, energy efficiency, and indoor environmental quality. As of June 30, 2023, ESRT's portfolio is comprised of approximately 8.6 million rentable square feet of office space, 718,000 rentable square feet of retail space and 721 residential units across three multifamily properties. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, TikTok, Twitter and LinkedIn.

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@esrtreit.com

Source: Empire State Realty Trust, Inc.

Category: FINANCIAL

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